Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 24, 2015

Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM08
Bermuda

Re:      Frontline Ltd.

Ladies and Gentlemen:

We have acted as counsel to Frontline Ltd. (the "Company") in connection with the Company's Registration Statement on Form F-4 (File No. 333-             ) as filed with the U.S. Securities and Exchange Commission (the "Commission") on August 24, 2015, as thereafter amended or supplemented (the "Registration Statement") with respect to the transfer of 583,562,102 of the Company' common shares, par value $1.00 per share. The Registration Statement relates to the merger of Frontline 2012 Ltd. ("Frontline 2012") with and into Frontline Acquisition Ltd., a wholly-owned subsidiary of the Company ("Merger Sub") with the Company as the surviving corporation (the "Merger") pursuant to the Agreement and Plan of Merger, dated July 1, 2015, by and among the Company, Merger Sub and Frontline 2012, as described in the form of the Joint Proxy Statement/Prospectus included in the Registration Statement (the "Joint Proxy/Prospectus").
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Joint Proxy/Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and, in particular, on the representation, covenants, assumptions, conditions and qualifications described under the captions (i) "Risk Factors" and (ii) "Material United States Federal Income Tax Consequences of the Merger" therein, we hereby confirm that statements made in the sections listed in (i) and (ii), insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.  Further, and subject to the limitations set forth in this letter, we are of the opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code").
Our opinions and the tax discussion as set forth in the Joint Proxy/Prospectus and herein are based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,